Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-3) and related Prospectus of Trevi Therapeutics, Inc. for the registration of debt securities, common stock, preferred stock, units, and warrants and to the incorporation by reference therein of our report dated March 18, 2025, with respect to the consolidated financial statements of Trevi Therapeutics, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2024, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

New York, New York

November 13, 2025